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Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

                         CONTACT:     William L. Hiott, Jr.
                         TELEPHONE:   (843) 724-1500
                         DATE:        September 18, 2008

                                                              FOR USE: IMMEDIATE

NEWS RELEASE

FOR IMMEDIATE RELEASE

Bank of South Carolina Corporation Declares Dividend

Charleston, SC - The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent Company for The Bank of South Carolina, declared a $.16 per share quarterly dividend payable October 31, 2008 to shareholders of record as of October 1, 2008. Hugh C. Lane, Jr., President and Chief Executive Officer of The Bank of South Carolina, stated, "We at Bank of South Carolina Corporation are pleased to pay this 76th consecutive quarterly dividend to our shareholders. In these troubled financial times we have continued to apply basic banking principles which has rewarded us with strong capital, liquidity, earnings, and asset quality, all key strengths for a bank."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Alternate Display Facility, Archipelago Stock Exchange, Automated Trading Desk, Citadel Derivative Group, LLC, Citigroup Global Markets, Inc., Hill, Thompson, Magid and Company, Howe Barnes Investments, Hudson Securities, Inc., JJB Hilliard WL Lyons, Knight Equity Markets, LP, Merrill Lynch, Monroe Securities Inc., Morgan Keegan & Company, Inc., Nasdaq Execution Services, LLC, Sandler O'Neill & Partners, Scott & Stringfellow, Inc., Stern, Agee & Leach, Inc., Susquehanna Financial Group, LLLP, Susquehanna Financial Group and USB Securities, LLC.